Exhibit 1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, each of the undersigned parties hereby agrees to file jointly the statement on Schedule 13D (including any amendments thereto) with respect to the Class A Ordinary Share, par value $0.09 per share, of Maase Inc.

It is understood and agreed that each of the parties hereto is responsible for the timely filing of such statement and any amendments thereto, and for the completeness and accuracy of information concerning such party contained therein, but such party is not responsible for the completeness and accuracy of information concerning another party unless such party knows or has reason to believe such information is inaccurate. It is understood and agreed that a copy of this agreement shall be attached as an exhibit to the statement on Schedule 13D, and any amendments thereto, filed on behalf of the parties hereto.

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

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[Signature Page to Schedule 13D]

Signature Page

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of September 23, 2025.

SEA SYNERGY LIMITED

By:	/s/ Yinan Hu
Name:	Yinan Hu
Title:	Director

SUMMER DAY LIMITED

By:	/s/ Yinan Hu
Name:	Yinan Hu
Title:	Director

YINAN HU

/s/ Yinan Hu

[Signature Page to Schedule 13D]